Exhibit (c)(2)

Form of Selling Agreement

SELL AGR
Selling Agreement Ameritas Life Insurance Corp

This AGREEMENT is effective , 20 , by and among Ameritas Life Insurance Corp. (“Ameritas Life”), Ameritas Investment Company, LLC; and (“Broker-Dealer”). Ameritas Life is referred to as the “Insurance Company”.

WHEREAS, the Insurance Company issues certain individual variable life insurance and variable annuity policies (“Policies”), which Policies are filed as required in the jurisdictions where they may be offered and which individual variable life and annuity Policies are deemed securities under the Securities Act of 1933 as Amended (“1933 Act”); and

WHEREAS, Broker-Dealer is duly licensed as a broker-dealer with the FINRA and the SEC, and

WHEREAS, Ameritas Life has appointed Ameritas Investment Company, LLC as the Principal Underwriter of the individual variable life insurance and variable annuity Policies each offers, and

WHEREAS, the Insurance Company proposes to have Broker-Dealer’s registered representatives (“Representative(s)”) who are also duly licensed insurance agents (“Agent(s)”) solicit sales of the Policies, and

WHEREAS, Ameritas Investment Company, LLC delegates to Broker-Dealer, to the extent legally permitted, training and certain administrative responsibilities and duties,

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto agree as follows:

A.	Appointment

The Insurance Company and Ameritas Investment Company, LLC. hereby appoint Broker-Dealer to supervise solicitations of the Policies, and to facilitate solicitations of sales of the Policies described in Exhibit A and/or Exhibit B, attached hereto and incorporated by reference.

B.	Representations

1.	The Insurance Company, Ameritas Investment Company, LLC, and Broker-Dealer each represents to the other that it and the undersigned officers have full power and authority to enter into this Agreement.

2.	Ameritas Investment Company, LLC represents that it is (a) registered as a broker-dealer under the Securities Exchange Act of 1934 as Amended (“1934 Act”) and (b) a member in good standing of FINRA.

3.	Broker-Dealer represents that it is (a) registered as a broker-dealer under the 1934 Act, (b) licensed under the Blue Sky Laws of each jurisdiction in which it conducts business and such registration is required for the sale of the Policies, and (c) a member in good standing of FINRA.

4.	Ameritas Life represents that it is licensed to issue insurance in 49 states (all states except New York) and in the District of Columbia.

5.	The Insurance Company represents that, when required by applicable law, the Policies it issues have been filed and approved by the insurance department or other appropriate regulatory agency in each jurisdiction where the Policies are offered. A list of Policies and jurisdictions where they may be sold will be provided to the Broker-Dealer.

6.	Ameritas Life has appointed Ameritas Investment Company, LLC as the Principal Underwriter for the individual variable life and annuity Policies it issues.
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7.	Ameritas Life represents that for the individual variable life and variable annuity Policies it issues the registration statements and prospectuses, including post-effective amendments and any supplements filed with the SEC, as of their respective effective dates, will contain all statements and information required and will conform to the requirements of the 1933 Act and the rules and regulations under the 1933 Act. No prospectus or supplement will include an untrue statement of a material fact or omit a required material fact necessary to make the statements not misleading. The separate accounts for the individual variable Policies comply with the Investment Company Act of 1940 as Amended. However, these representations shall not apply to written information furnished to the Insurance Company by Broker-Dealer specifically for use in a prospectus or supplement, nor shall they apply to information contained in or omitted from any prospectus or supplement of any underlying investment fund. References in this Paragraph B. 7. to responsibilities, obligations, and/or duties attendant to the offer and sale of variable Policies which are required to be registered under the Securities Act of 1933 have limited or no application to the offer and sale of any Policies that are not identified as variable Policies.

C.	Compliance with FINRA rules of fair practice and federal and state securities and state insurance laws

Ameritas Investment Company, LLC and Broker-Dealer each agrees to abide by all rules and regulations of FINRA, including its Rules of Fair Practice, and to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies affecting the sale of the Policies.

D.	Licensing and/or appointment of representatives and agents

Broker-Dealer shall assist the Insurance Company and Ameritas Investment Company, LLC in the licensing and/or appointment of Agents and Representatives under applicable insurance and securities laws and regulations. The Insurance Company reserves the right to refuse to appoint and may terminate any Agent or Representative.

Broker-Dealer shall submit licensing/appointment papers to the Insurance Company for all Agent and Representative applicants. Further, Broker-Dealer certifies and represents that it will fulfill all the following requirements in conjunction with the submission of licensing/appointment papers for all such applicants, and will, upon request, forward proof of compliance to the Insurance Company and/or Ameritas Investment Company, LLC in a timely manner.

1.	Broker-Dealer has made a thorough and diligent inquiry and investigation relative to each applicant’s identity, residence and business reputation and declares that each applicant is known to the Broker-Dealer, has been examined by it, is believed to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a securities and a life insurance license. By submitting an applicant’s papers for appointment, Broker-Dealer represents that the individual is trustworthy, competent and qualified to act as an Agent and/or Representative for the Insurance Company and maintain good faith with the general public. The Broker-Dealer vouches for each applicant.

2.	Broker-Dealer has on file all forms required by FINRA, state insurance, and securities licensing authorities, which forms have been completed by each applicant. Broker-Dealer has fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through the Broker-Dealer, and each applicant is presently registered as a FINRA registered representative and licensed with applicable state licensing authorities. The above information in the Broker-Dealer files indicates no fact or condition which would disqualify the applicant from receiving or maintaining a securities or life insurance license and all the findings of all investigative information are favorable.

3.	Broker-Dealer certifies that all educational requirements have been met for all states for which an applicant is requesting a securities or life insurance license, and that all applicants have fulfilled the appropriate examination, education and training requirements.
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4.	lf the applicant is required to submit their picture, fingerprints, signature, and/or securities registration in the state in which they are applying for a securities or life insurance license, Broker-Dealer certifies that those items forwarded to the Insurance Company or Ameritas Investment Company, LLC are those of the applicant and that the securities registration is a true copy of the original.

5.	Broker-Dealer represents that, to the best of its knowledge, the applicant is not applying for a securities or life insurance license with the Insurance Company in order to obtain Policies chiefly and solely for the applicant and/or the applicant’s relatives.

6.	Broker-Dealer will not permit any applicant to act as a life insurance agent until duly licensed and appointed. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, solicit business, or act as an agent in any capacity, and they will not be permitted to do so until they have met the licensing and appointment requirements of relevant states’ laws.

7.	Broker-Dealer certifies that each Agent will receive close and adequate supervision in connection with the sale of Policies issued by the Insurance Company. The Broker-Dealer will make inspections when needed of any or all risks written by its Agents, to properly protect the insurance interests of the public.

E.	Supervision of Registered Representatives

Broker-Dealer shall have full responsibility for the training and supervision of all Representatives associated with Broker-Dealer who are engaged directly or indirectly in the offer or sale of the Policies, and all such persons shall be subject to the control of Broker-Dealer with respect to such persons’ activities in connection with the sale of the Policies. Broker-Dealer shall comply with the Insurance Company’s administrative procedures involving federal securities laws and state insurance laws. Broker- Dealer shall comply, and shall cause the Representatives to comply, with all applicable federal and state laws, rules and regulations and FINRA rules governing best interest determinations and the suitability of recommendations, as applicable, to customers to purchase an annuity contract or make an exchange or replacement involving an annuity contract, including, without limitation, compliance with all applicable customer information disclosure requirements, customer information collection requirements, suitability and best interest determinations, supervisory review and approval requirements, personnel training requirements and related supervisory system requirements. In particular, and without limiting the foregoing, Broker-Dealer shall be responsible for ensuring that the Representatives, prior to engaging in the solicitation of applications for the Policies, meet the following requirements: (1) are trained in the sale of the Policies; (2) are qualified under applicable federal and state laws to engage in the sale of the Policies; (3) are registered representatives of Broker-Dealer; (4) will limit solicitation of applications for the Policies to jurisdictions where the Insurance Company has authorized such solicitation, and (5) will meet the customer information disclosure and collection requirements under all applicable laws, rules and regulations. Broker-Dealer shall cause such Representatives’ qualifications to be certified to the satisfaction of Ameritas Investment Company, LLC or the Insurance Company and shall notify Ameritas Investment Company, LLC if a Representative ceases to be a registered representative of Broker-Dealer. Broker-Dealer shall also cause all sales of the Policies to be reviewed for best interest or suitability, as applicable, as provided for in the FINRA rules and applicable laws, rules and regulations. Broker-Dealer’s submission of an application for a Policy shall be deemed to be a representation that the Broker-Dealer has determined the Policy to be suitable for, and in the best interest of, the applicant under applicable laws, rules and regulations. Broker-Dealer is specifically responsible for supervising and reviewing Representatives’ use of sales literature and advertising and all other communications with the public in connection with the Policies. Upon request by Ameritas Investment Company, LLC, Broker-Dealer shall furnish appropriate records or other documentation as evidence of Broker-Dealer’s diligent supervision and compliance with these requirements.

F.	Notice of representative’s noncompliance

In the event a Representative fails or refuses to submit to Broker-Dealer’s supervision or otherwise fails to meet the rules and standards imposed by Broker-Dealer on its Representatives, Broker-Dealer shall immediately notify Ameritas Investment Company, LLC of such fact and inform the Representative that he or she is no longer authorized to sell the Policies. Broker-Dealer shall take any additional action necessary to terminate the former Representative’s activities relating to the Policies.

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G.	Policy forms, prospectuses, sales promotion material and advertising

Broker-Dealer shall be provided, at no expense to Broker-Dealer, with the following materials for Policies its Agents and Representatives will solicit: (1) Policy forms, (2) individual variable Policy prospectuses, and/or summary prospectuses (as available), any post-effective amendments and supplements, and prospectuses, or summary prospectuses, as allowed, post-effective amendments and supplements for the underlying investment funds; and (3) such other materials that the Insurance Company and Ameritas Investment Company, LLC determine to be necessary or desirable to properly solicit sales of the Policies. No sales promotion materials or advertising relating to the Policies shall be used by Broker-Dealer unless the specific item has been approved in writing by the Insurance Company or Ameritas Investment Company, LLC. No representations in connection with the sales of the Policies, other than those contained in the Policy form, prospectus, sales promotion materials or advertising applicable to the Policies which have been pre-approved in writing by the Insurance Company or Ameritas Investment Company, LLC, shall be made by the Broker-Dealer or its Agents and Representatives.

H.	Securing applications

All applications for Policies shall be made on application forms supplied by the Insurance Company. Broker-Dealer will review all sales for suitability and/or best interest, as applicable, and all applications for completeness and correctness as to form. Broker-Dealer will not facilitate disruptive trading practices, including frequent or excessive market timing activity, and will not accept applications from individuals or entities known to the Broker-Dealer as having a history or intention of participating in such activities. Broker-Dealer will cause all complete and correct applications for suitable transactions to be promptly forwarded to the Insurance Company, together with any payments received with the applications, without deduction for compensation. The Insurance Company reserves the right to reject any Policy application and return any payment made in connection with an application that is rejected. Policies issued on applications accepted by the Insurance Company will be forwarded to the owner of the Policy (“Policyowner”) in accordance with the administrative procedures of the Insurance Company.

I.	Trading Practices

The Insurance Company shall not accept and process an application until it is received in good order. The parties represent that they have and maintain an internal control structure for the processing and transmission of orders suitable designed (a) to prevent orders received after the close of trading on the New York Stock Exchange from being aggregated with orders received before such close of trading, (b) to minimize errors that could result in late transmission of order to the Insurance Company, and (c) to otherwise comply with the requirements of Section 22 of the Investment Company Act of 1940 (“Act”) and the rules thereunder. The parties further represent, warrant, and covenant that they have adopted reasonable procedures to prevent customers from providing false or otherwise inaccurate information with respect to the source of the trading activity for any customer account or engaging in market timing activity in any account. The parties shall cooperate with one another to reject future purchase payments by customers who engage in any of the trading activities described in this Section.

J.	Payments received by Broker-Dealer

Broker-Dealer is not authorized to accept any premium payments (“Payments”) except initial Policy premiums. All Payments are the property of the Insurance Company. Broker-Dealer shall immediately remit all Payments to the Insurance Company, without any deduction or offset for any reason, including by example but not limitation, any deduction or offset for compensation claimed by Broker-Dealer. All Policyowner checks should be made payable directly to the Insurance Company. The Insurance Company will not accept Payments in the form of checks drawn on Broker-Dealer or Agent or Representative accounts.

K.	Commissions payable

Commissions payable in connection with the policies shall be paid to the Broker-Dealer in accordance with the Selling Agreement Compensation Schedule. Broker-Dealer’s request for any other payment arrangement must be in writing approved by the Insurance Company and Ameritas Investment Company, LLC. If the Broker-Dealer receives commissions on behalf of the Representative or shares commissions with the Representative, the Broker-Dealer will remain responsible for record-keeping,

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training, state licensing, and supervising the Representative’s activities for compliance with federal and state securities laws, state insurance laws, and FINRA Rules. Commissions will be paid as a percentage of payments received in cash or other legal tender and accepted by the Insurance Company on applications obtained by the Agent or Representatives of the Broker-Dealer.

Upon termination of this Agreement, all compensation to the Broker-Dealer hereunder shall cease; however, Broker-Dealer shall continue to be liable for any charge-backs pursuant to Section O of this Agreement or for any other amounts advanced by or otherwise due Ameritas Investment Company, LLC or the Insurance Company. The Insurance Company reserves the right to pay reduced commissions if a new Policy is issued and an existing Policy on the same life is terminated or lapses (1) within six months prior to the date of the application for the new Policy; or (2) within twelve months after the issue date of the new Policy.

Neither Broker-Dealer, nor its Representatives, has any right in continuing non-vested compensation in the event the Policy is assigned to another representative. Policyowners dictate and control, directly or indirectly, who the Representative is and therefore, who the Broker-Dealer is on the contract. A Policyowner may direct that the Broker-Dealer or Representative be removed as agent of record at any time. If a Broker-Dealer or Representative is removed as agent of record, all commissions will cease to be paid on the designated Policy(ies). The Insurance Company also reserves the right, in its sole judgment, exercised in good faith, to discontinue any commission at any time, without notice, provided that the Insurance Company has determined that the continuation of the commission would have a material adverse effect upon the Insurance Company or the ability of the Representative to perform.

L.	Time of payment

Ameritas Investment Company, LLC or the Insurance Company shall pay any compensation due Broker-Dealer in a timely manner.

M.	Change of commission schedule

The Insurance Company may, with prior written notice to Broker-Dealer, change the Commission Schedules. Any such change shall be by written amendment of the particular schedule or schedules and shall apply to compensation due on applications received by the Insurance Company on or after the effective date of such change.

N.	Financial planning or other fees

Neither Broker-Dealer nor any Representative associated with Broker-Dealer may accept from any individual or entity any share of financial planning or other fee income, either directly or indirectly derived from the sale of Policies sold pursuant to this Agreement, unless permitted to do so by federal law and state law where the Broker-Dealer or Representative(s) is/are licensed to do business. It shall be the sole responsibility of Broker-Dealer to ensure that all Representatives associated with Broker-Dealer do not accept such income. If federal and state laws where the Broker-Dealer or Representative(s) is/are licensed to do business permit an insurance agent to accept commission payments and financial planning or other fee income from the sale of a Policy it shall be the sole responsibility of Broker-Dealer, before accepting such a fee or permitting an Agent or Representative to accept such fees, to ensure that Broker-Dealer and the Agent or Representative secure any and all licenses necessary to charge fees as may be required by federal law, by the laws of the state(s) in which Broker-Dealer and Agent or Representative are licensed and appointed to solicit insurance and by Ameritas Investment Company, LLC and/or the Insurance Company.

O.	Retention of compensation

If the Insurance Company is required to refund premiums or return accumulation values and waive surrender charges on any Policy for any reason, no commission will be payable with respect to said Payments and the Broker-Dealer must return any commission previously paid for said Payments to the Insurance Company or Ameritas Investment Company, LLC. If the Insurance Company is required to pay a death benefit on an annuity Policy (the greater of the premiums paid or the accumulation value to the Policy beneficiary without surrender or withdrawal charges) within one year of the Policy date and the death was not accidental, the Insurance Company or Ameritas Investment Company, LLC may, in its sole discretion, require refund of the commission paid.

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Ameritas Investment Company, LLC or the Insurance Company agrees to notify Broker-Dealer within thirty (30) days after it refunds any premium or returns accumulation values requiring a commission charge-back. The Insurance Company and Ameritas Investment Company, LLC may net any amounts Broker-Dealer or any of its Representatives owes the Insurance Company or Ameritas Investment Company, LLC, as a result of this Agreement, from any compensation due Broker-Dealer or any of its Representatives. Any refund of commission which Broker-Dealer must make under this Section shall be netted (charged back) against Broker-Dealer’s next semi-monthly commissions. If Broker-Dealer receives any payment or compensation to which it is not entitled, Broker-Dealer agrees that it will constitute a debt to the Insurance Company or Ameritas Investment Company, LLC, and Broker-Dealer will repay it immediately. Broker-Dealer hereby assigns and transfers to the Insurance Company and Ameritas Investment Company, LLC any monies that from time to time may become due to Broker-Dealer from the Insurance Company or Ameritas Investment Company, LLC under this Agreement, or other active or cancelled contracts with the Insurance Company, to secure any debt to the Insurance Company or Ameritas Investment Company, LLC.

Broker-Dealer authorizes the Insurance Company or Ameritas Investment Company, LLC to report to consumer reporting agencies and other credit organizations all information concerning any debts and advances not repaid in full by Broker-Dealer. Broker-Dealer acknowledges that such information may be provided to any insurance company with which Broker-Dealer may seek appointment in the future.

P.	Confirmations

Upon or prior to completion of each transaction for which the issuance of a confirmation is legally required, a confirmation reflecting the fact of the transaction and those items required under SEC Rule 10b-10 will be promptly forwarded to the Policyowner by the Insurance Company. A copy of such confirmations will be made available to Broker-Dealer upon request.

Q.	Replacements or rollovers

Broker-Dealer expressly agrees that neither it nor its Agents will engage in any systematic course of conduct to replace policies issued by the Insurance Company or recommend or cause the surrenders of cash values of the Policies sold under this Agreement to purchase or exchange for insurance policies or contracts issued by other insurance companies.

R.	Limitations

No party other than the Insurance Company shall have the authority to make, alter, or discharge any Policy, to waive any forfeiture or to grant, permit, or to extend the time of making any Payments, or to alter the forms which the Insurance Company prescribes, or substitute other forms in place of those prescribed, or to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of the Insurance Company.

S.	Books and records

The Insurance Company, Ameritas Investment Company, LLC, and Broker-Dealer agree to maintain the books, accounts and records so as to clearly and accurately disclose the nature and details of transactions and to assist each other in the timely preparation of records. Ameritas Investment Company, LLC and Broker-Dealer shall each submit such records to the regulatory and administrative authorities which have jurisdiction over the Insurance Company and/or the underlying investment fund shares, as required. Each party to this Agreement shall promptly furnish to the other party(ies) any reports and information which the other party(ies) may request for the purpose of meeting its reporting and record-keeping requirements under (1) the insurance laws of any state, (2) federal and state securities laws, or (3) FINRA rules.

T.	Notification of disciplinary proceedings

Broker-Dealer agrees to notify Ameritas Investment Company, LLC and the Insurance Company in a timely fashion of any disciplinary proceedings against Broker Dealer or any of Broker-Dealer’s Agents or Representatives who solicit sales of the Policies. Broker-Dealer also shall notify Ameritas Investment Company, LLC and the Insurance Company of any threatened or filed arbitration action or civil litigation arising out of Broker-Dealer’s solicitation of the Policies.

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U.	Privacy

The Insurance Company, Ameritas Investment Company, LLC, and Broker-Dealer respectively agree that all Nonpublic Personal Information obtained in the performance of duties and obligations under the Agreement shall be held in the strictest confidence and will not be used for any other purpose except to perform duties under the Agreement. Such information shall not be disclosed to any third party without the express written consent of the affected individual or as may be required by any regulatory authority or court of competent jurisdiction. Each party will establish procedures to protect the security and confidentiality of such information and agrees to abide by those procedures. Each party agrees to abide by and comply in all respects with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”) and applicable regulations promulgated thereunder, (ii) the cybersecurity and privacy standards and requirements of any other applicable federal or state law, including the Fair Credit reporting Act, and (iii) its own internal cybersecurity and privacy policies and procedures, each as may be amended from time to time. Each party further agrees to refrain from the use or disclosure of Nonpublic Personal Information (as defined under the GLB Act) of all customers who have opted out of such disclosures except to service providers (when necessary and as permitted under the GLB Act) or as otherwise required by applicable law. Broker-Dealer agrees to notify the Insurance Company immediately upon its discovery of a violation of this Section.

V.	Anti-money laundering procedures

Each party to this Agreement hereby agrees to comply with all applicable laws, regulations, and policies aimed at preventing, detecting, and reporting money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices, to (1) obtain, verify, and retain information with regard to investor and/or account owner identification and source of funds, and (2) to maintain records of all account transactions.

Each party to this Agreement also agrees (to the extent consistent with applicable law) to take all steps necessary and appropriate to provide requested information about investors and/or accounts to any other party to this Agreement that shall request such information due to an inquiry or investigation by any law enforcement, regulatory or administrative authority. To the extent permitted by applicable law and/or regulation, each party to this Agreement shall notify all other parties to this Agreement of any concerns that shall arise in connection with any Policyholder in the context of relevant anti-money laundering legislation/ regulations. Each party to this Agreement shall hold harmless all other parties to this Agreement for any actions that may arise from good faith attempts to comply with all applicable anti-money laundering laws, rules and regulations of governmental agencies, law enforcement organizations and self-regulatory organizations.

W.	Hold harmless and indemnification provisions

1.	The Insurance Company will indemnify and hold Broker-Dealer harmless from any and all losses, claims, damages or liabilities (or actions in respect thereof), to which Broker-Dealer may become subject, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement of any material fact contained in the prospectus or the Insurance Company’s prepared sales or advertising material for any of the individual variable Policies or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements not misleading; and will provide Broker-Dealer with appropriate legal representation in connection with investigating or defending against such loss, claim, damage, or liability, provided, however, that the Insurance Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished by Broker-Dealer. The Insurance Company shall not indemnify Broker-Dealer for any action where an applicant for any of the individual variable Policies was not given, at or prior to written confirmation of the sale of the Policies, a copy of the appropriate prospectus together with the related investment fund prospectuses, statements of additional information if requested, and any supplements or amendments, as furnished to Broker-Dealer by the Insurance Company. The foregoing indemnities shall, upon the same terms and conditions, extend to each director and officer of Broker-Dealer and any person controlling the Broker-Dealer. Indemnification provisions in this Paragraph V. 1. do not apply to Policies that are not identified as variable Policies (traditional Policies).

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2.	The Insurance Company and Ameritas Investment Company, LLC shall indemnify and hold harmless Broker-Dealer against any losses, claims, damages or liabilities (or actions in respect thereof), to which Broker-Dealer may become subject, insofar as such losses, claims, damages or liabilities result from negligent, fraudulent or unauthorized acts or omissions by the Insurance Company and/or Ameritas Investment Company, LLC or their employees and are based upon (a) breach of the terms of this Agreement or (b) violation of any federal or state law or regulation applicable to this Agreement. The foregoing indemnities shall, upon the same terms and conditions, extend to each director and officer of Broker-Dealer and any person controlling the Broker-Dealer.

3.	Broker-Dealer shall indemnify and hold harmless Ameritas Investment Company, LLC and the Insurance Company from any and all losses, claims, damages or liabilities (or actions in respect thereof) to which Ameritas Investment Company, LLC and/or the Insurance Company may be subject, insofar as such losses, claims, damages or liabilities arise out of or result from negligent, improper, fraudulent or unauthorized acts or omissions by Broker-Dealer, its employees or sales personnel or principals, including but not limited to those based upon (a) breach of the terms of this Agreement, (b) violation of any federal or state law or regulation applicable to this Agreement, (c) improper solicitations of applications for the Policies, or (d) any unauthorized use of sales materials or advertisements or any oral or written misrepresentations or any unlawful sales practices concerning the Policies or underlying fund shares, by Broker-Dealer. The foregoing indemnities shall, upon the same terms and conditions, extend to each director, officer, and associate of Ameritas Investment Company, LLC and the Insurance Company and any person controlling Ameritas Investment Company, LLC or the Insurance Company. The foregoing indemnities shall not extend to losses, claims, damages or liabilities arising out of death claims related to the mortality risks of the Policies.

4.	If an indemnifiable party (“indemnitee”) receives notice of the commencement of any action, such indemnitee shall, if a claim is to be made against the indemnifying party (“indemnitor”), promptly notify the indemnitor in writing of the commencement of such action; but the omission to so notify an indemnitor shall not relieve the indemnitor of any liability which it may otherwise have to any indemnitee. The indemnitor shall be entitled to assume the defense of the claim. After the indemnitor notifies the indemnitee that the indemnitor elects to assume the defense of the action, and with selection of counsel satisfactory to the indemnitee, the indemnitor shall not be liable to the indemnitee for any legal or other expense subsequently incurred by the indemnitee in connection with the defense thereof, other than reasonable costs of investigation.

5.	Broker-Dealer agrees to repay on demand any disbursements the Insurance Company or Ameritas Investment Company, LLC make for any claims against Broker- Dealer and any costs or attorney fees the Insurance Company or Ameritas Investment Company, LLC incur associated with those claims as a result of transactions arising out of this Agreement.

X.	Termination

This Agreement may be terminated:

1.	At the option of any party upon fifteen (15) days’ written notice to the other parties.

2.	At the option of Ameritas Investment Company, LLC, in the event that formal administrative proceedings are instituted against the Broker-Dealer by FINRA, the SEC, any state Insurance Commissioner or any other regulatory body, and Ameritas Investment Company, LLC, in its sole judgment exercised in good faith, determines that any such administrative proceedings will have a material adverse effect upon the ability of the Broker-Dealer to perform its obligations under this Agreement.

3.	At the option of Broker-Dealer in the event that any of the underlying funds are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Policies issued or to be issued by the Insurance Company.

4.	At the option of Broker-Dealer if the underlying fund(s) ceases to qualify as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1954, as amended.
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5.	At their option, if the Insurance Company or Ameritas Investment Company, LLC shall determine, in their sole judgment exercised in good faith, that Broker-Dealer has suffered a material adverse change in its business or financial condition or is subject to material adverse publicity and such material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of either the Insurance Company or Ameritas Investment Company, LLC. The Insurance Company or Ameritas Investment Company, LLC shall notify Broker-Dealer in writing of such determination and their intent to terminate this Agreement. After considering the actions taken by Broker-Dealer and any other changes in circumstances since the giving of such notice, the effective day of termination shall be the sixtieth (60th) day following the giving of such notice.

6.	At the option of any party hereto upon the breach by any party of the covenants and terms of this Agreement.

Y.	Independent contractors

Broker-Dealer and its Agents and Representatives are independent contractors with respect to the Insurance Company and Ameritas Investment Company, LLC.

Z.	Amendments

No amendment to this Agreement will be effective unless it is in writing and signed by all parties to the Agreement.

AA.	Non-assignable

This Agreement may not be assigned by any party except by mutual consent.

BB.	No waiver

Failure of a party to terminate this Agreement for any cause set forth in this Agreement will not constitute a waiver of the right to terminate this Agreement at a later time for any cause.

CC.	Severable

Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

DD.	Governing law

This Agreement will be construed in accordance with the laws of the State of Nebraska.

EE.	Status of agreements

This Agreement shall replace any and all previous selling agreements for the Policies among or between any of the Insurance Company, Ameritas Investment Company, LLC (or its predecessor), and Broker-Dealer.

The Individual Policies and Contracts accepted for appointment are listed on Exhibit A to this Agreement.

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The Parties have caused this Agreement to be executed by the following authorized individuals for the purposes expressed herein.

Ameritas Life Insurance Corp.	Broker/Dealer:

By:	Tax Identification Number

Print Name and Title:	By:

Print Name:

Address:

Ameritas Investment Company, LLC

By:	Phone:

Print Name and Title:	Fax:

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